Exhibit 4.120

Dated	JUNE 19TH 2019

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY

as Operalor

-and-

BliNIATHCO

as Cuatomi,r

Commercial Storage Agreement

Hogan Lovells (Middle East) LLP

19th Floor, Al Fallan Currency Tower, Dubai International Financial Centre, PO Box 506602, Dubai,

UAE

The parties listed below agree, in this Commercial Storage Agreement (the “Agreemenf’) dated as of May 2nd 2019 and executed in Fujairah UAE, the following:

KEY COMMERCIAL TERMS

1.	Operator	Brooge Petroleum and Gas Investment Company, a company incorporated in Fujairah Freezone, having registration number13-FZC- 1117 and registered PO Box 50170 Fujairah United Arab Emirates (the “Operator” or “BPGIC”).

2.	Customer	BENEATHCO, a Company incorporated XXX and registered office at XXX, XXX, XXX (the “Customer”)

3.	Agreement to provide Services	The Operator agrees to provide the Services in relation to the Product at the Terminal, and the Customer wishes to store the Product at the Terminal and desires to purchase storage related handling services from the Operator on the terms and conditions set out in this Agreement.

4.	Agreement	This Agreement comprises these Key Commercial Terms and the General Terms and Conditions (“GTCs”) which are attached to this Agreement and are hereby incorporated by reference in this Agreement as if they were set out in full and shall apply to the provisions of this Agreement, subject to Clause 1.4 of the GTCs.

5.	Definitions	In this Agreement, capitalised words and expressions have the meanings set out for them (whether by incorporation, cross-reference or otherwise) in the GTCs, unless otherwise defined in this Agreement or the context otherwise requires. In addition,

		1.	“Circulation Charges” means the charges described in Box 16 of these Key commercial Terms;

		2.	“Clause(s)” means the provision(s) and stipulation(s) of the GTCs;

		3.	“Commencement Date” means: June 1st 2019”.

		4.	“Excess Throughput Charges” means the charges described in Box 14 of these Key Commercial Terms;

		5.	“Fee” means, in respect of each month an amount equal to the aggregate of the Rental and Handling Charge, the Excess Throughput Charges, the Tank Cleaning Charges, the Circulation Charges, the Tank Heating Charges, the Inter Tank Transfer Charges, and the TopSide Facility Charges for such month;

		6.	“Finance Party’’ means any person providing debt financing to the Operator in connection with the Terminal {excluding any shareholder of the Operator or any Affiliate of any shareholder);

		7.	“Floor Price” has the meaning given to it in Box 13 of these Key Commercial Terms;

		8.	“Guarantee” means the guarantee to be provided pursuant to Box 6 of these Key Commercial Terms;

		9.	“Guarantor’’ has the meaning given to it in Box 6 of these Key Commercial Terms;

		10.	“GTCs” has the meaning given to it in Box 4 of these Key Commercial Terms:

		11.	“Inter-Tank Transfer Charges” means the charges described in Box 18 of these Key Commercial Terms;

12.	“Key Commercial Terms” means the provisions of Box 1 to 22;

13.	“Market Price” has the meaning given to it in Box 13 of these Key Commercial Terms;

14.	“POF” has the meaning given to it in Box 9 of these Key Commercial Terms;

15.	“Product” has the meaning given to ii in Box 8 of these Key Commercial Terms;

16.	“Rental and Handling Charges” means the charges described in Box 13 of these Key Commercial Terms;

17.	“Services” has the meaning given to it in Box 1O of these Key Commercial Terms;

18.	“Storage Facilities” means any storage space with pipelines, pumps, component parts and equipment and appliances belonging thereto, which are within the Terminal, to be made available to or to be used by the Operator for the purpose of carrying out the Services pursuant to the Agreement;

19.	“Tank Cleaning Charges” means the charges described in Box 15 of these Key Commercial Terms:

20.	“Tank Heating Charges” means the charges described in Box 17 of these Key Commercial Terms;

21.	“Tank Tum” means a volume of Product equal to the Volume Commitment;

22.	“Term” has the meaning given to it in Box 7 of these Key Commercial Terms;

23.	“Terminal” means the petroleum crude and product storage terminal described in Box 9 of these Key Commercial Terms;

24.	“TopSide Facility Charges” means the charges described in Box 19 of these Key Commercial Terms; and

25.	“Volume Commitment” has the meaning given to it in Box 11 of these Key Commercial Terms.; and

26.	“Port Dues” has the meaning given to it in Box 20 of these Key Commercial Terms.

27.	“Wharfage Facility Charges” has the meaning given to it in Box 20 of these Key Commercial Terms.

6.	Guarantee	Not used.

7.	Period of Agreement	The obligations under this Agreement (including the obligation of the Operator to provide the Services and of the Customer to pay the Fee) shall begin on the Commencement Date, and shall, subject to the terms of this Agreement, continue for a period of six (6) renewable for another six (6) months based on manual agreement between both parties, i.e. (the “Term”).

8.	Product	The Product shall comprise petroleum products, Gasoline and its blending components, Pygas, reformate, Gasoil, Naphtha delivered by the Customer to the Operator for the purposes of carrying out the Services, as described in the Port Rules for Topside Facility Operations (the “Top Side Rules”) and the type and specifications of which shall be pre agreed by the parties prior to delivery.

9.	Tenninal	Terminal means the 399,324 cubic meter capacity fuel oil and product storage terminal developed by BPGIC in the Emirate of Fujairah, and more specifically, located near the Port of Fujairah (“POF”), United Arab Emirates and any other premises, office, building, Storage Facilities (as defined in the GTCs), tank, and pipeline at which or in which Services are provided to the Customer in accordance with this Agreement by the Operator or any third party appointed by the Operator.

10.	Services	The Services shall comprise any or all operations carried out or to be carried out by the Operator in respect of the Product at, outside or through the Terminal, inclusive of but not restricted to:

		1.	making storage space available in respect of the Volume Commitment;

		2.	storing, manipulating (which shall be deemed to include the through-pumping of the Product between the matrix manifold and the Terminal), moving, treating, processing and delivering; and

		3.	administrative handling of the Product (including preparing shipping documentation for, dealing with mandatory government reporting and/or other administrative activities related to the Product).

For the avoidance of doubt, the Operator is entitled to sub-contract all or part of the Services to a sub-contractor or third-party operator at its sole discretion.

The Operator shall provide the Customer with access to an online tank management system which provides information on the tank levels in respect of their Products.

11.	Volume Commitment for Storage	The Customer co renting a storage capacity of cbm at the Terminal (the “Volume Commitment”), subject to the terms of this Agreement.

12.	Payment	The Operator shall invoice, and the Customer shall pay in accordance with this Agreement the aggregate for each month during the Term an amount equal to the aggregate of:

		1.	the Rental and Handling Charges;

		2.	the Excess Throughput Charges;

		3.	the Tank Cleaning Charges;

		4.	the Circulation Charges;

		5.	the Inter-Tank Transfer Charges: and

		6.	the Port of Fujairah tariffs including but not limited to Wharfage Facility Charges; and the TopSide Facility Charges,

for such month.

13.	Rental and Handling Charges	For each month, during the Term, the Rental and Handling Charges shall be determined as the Volume Commitment multiplied by the higher of:

		1.	US$ per month and includes one free through put of M3 per month. (“Floor Price”). In Case Customer wishes to extend the contract for another term parties will discuss and mutually agree extension price. and

		2.	The applicable market price (the “Market Price”) for storage (in US dollars per m3 per month) as determined by the Operator not less than 30 days in advance for each calendar year, in case applicable for longer term contracts.

14	Excess Throughput Charges

The Customer shall have at no extra ughput allowance equal to free throughput per month in c s o tw tank turns or less than three tank turns per month. In case of three tank turns, or more than three tank turns per month throughput per month is allocated to the Customer per month. If the Customer exceeds this allowance, the Customer shall pay to the Operator, Excess Throughput Charges in respect of the excess above the Volume Commitment deli or redelivered at a rate in US$         per cbm of the volume of the product handled per each import/export. Excess Throughput Charges will be reviewed and may be adjusted annually by the Operator.

Unused free throughput cannot be carried forward to subsequent months.

15.	Tank Cleaning Charges	If the Customer requires a tank allocated to it to be cleaned as a result of the Customer requesting a change in the Product stored in that tank, or in the event of the expiration/termination of the Agreement; the Customer shall pay an amount equal to the costs incurred by the Operator in managing and procuring the cleaning of the tank or tanks. A third party surveyor engaged by the Customer shall inspect and test the tank for cleanliness.

16.	Circulation Charges	The Customer shall pay to the Operator circulation charges (“Circulation Charges”) at a US$ Per hour in case such a service is requested by the Customer.

17.	Tank Heating	Not required

18.	Inter-Tank Transfers

If the Customer requests, and the Operator consents to, the transfer of the Customer’s Product from one tank to another, the Customer shall pay Inter- Tank Transfer Charges to the Operator at the amount of US$             per cbm of Product transferred between any tanks at the same Terminal and measured at ambient temperature during the transfer per month. The custody transfer volume will be based on the issuing tank level gauge computation.

19.	TopSide Facility Charges	The Customer will pay the Operator on a pass-through basis the TopSide Facility charges as charged by the POF as further set out in Clause 11 of the GTCs.

20.	Port Dues and Wharfage Facility Charges	Port dues and any other charges (including Wharfage Facility Charges) imposed by the POF on the Customer’s vessels as defined in the port of Fujairah Port Tariff (effective from 1 May 2008) as amended from time to time or any other applicable charges shall be borne directly by the Customer and are not applicable to this Agreement. To the extent these amounts are invoiced directly to the Operator rather than the Customer, the Customer shall repay the Operator all such amounts upon receipt of an invoice in respect of such charges from the Operator in accordance with the provisions of Clause 11.

Any duties or taxes levied by any competent authority will be payable by the Customer as further set out in Clause 3.9 of the GTCs.

21.	Change in law	Any material increase in costs reasonably incurred or to be incurred and properly evidenced and satisfactorily documented by BPGIC in performing its obligations under this Agreement, including any material increase that arises as a direct result of a change in law (including a change in interpretation of an existing law), regulation (including a change in interpretation of an existing regulation) or tax, will be borne by the Customer on a pro rata basis, that is pro rata to the proportion which its Volume Commitment bears to the total storage capacity of the Terminal, by means of an adjustment to the appropriate element(s) of the Fee.

- 7 -

IN WITNESS WHEREOF the Parties hereto have entered into this Agreement on the day and year first above written.

Signed by
[*Nicolaas L. Paardenkooper*
for and on behalf of
Brooge Petroleum and Gas Investment Company

[redacted]

In the presence of:

......
Nam[redacted]

بروج للإستثمارات البترولية والغاز
CEO
BPGIC FZE
Brooge Petroleum & Gas Invest. Co. FZE

[redacted]

Signed by
..............................[redacted]
for and on behalf of
BENEATHCO

In the presence of : [redacted]

..............[redacted]
Name:

DATED	2019

General Terms And Conditions

FOR

Tank storage and handling of products

Hogan Lovells (Middle East) LLP

19th Floor, Al Fattan Currency Tower, Dubai International Financial Centre, PO Box 506602, Dubai.

UAE

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Additional Documents” has lhe meaning as ascribed to it in Clause 3.2.

“Affiliate” means a Party or person Controlling, Controlled by or under common Control with another Party.

“Agreement’’ means this Agreement comprised of the Key Commercial Terms and the GTCs or any agreement made in writing between the Customer and the Operator for the carrying out the Services.

“Applicable Laws” means any federal, emirate, municipal or authority statute, ordinance, regulation, guideline, rule, code, direction or any licence, consent, permit, authorisation or other approval. including any conditions attached thereto, of the United Arab Emirates, the Emirate of Fujairah or any public body or authority, local or federal agency, department, inspector, ministry, official or public or statutory person which has appropriate jurisdiction.

“Business Day” means any day excluding Friday and Saturday and any day which shall be a legal holiday or a day on which banking institutions are authorised or required by law or other governmental action to be closed in the United Arab Emirates;

“Control” in relation to a body corporate means the ability of a person to ensure that the activities and business of that body corporate are conducted in accordance with the wishes of that person and a person shall be deemed to have Control of a body corporate if that person possesses the majority of the issued share capital or the voting rights in that body corporate or the right to appoint or remove directors of that body corporate holding a majority of the voting rights at meetings of the board of directors (or equivalent management organ) on all, or substantially all, matters, and except as expressly provided in this Agreement cognates of the term Control shall be construed accordingly.

“Customer’’ means the Customer as specified in the Key Commercial Terms.

“Dispute” has the meaning given to it in Clause 28.

“Energy Institute” means the professional body for the energy industry, based in the UK.

“Failure to Pay Notice” has the meaning given to it in Clause 13.2.

“Force Majeure” has the meaning given to it in Clause 18.1.

“LIBOR” means the British Bankers’ Association Interest Settlement Rate for dollars for a period of one month, displayed on the appropriate page of the Reuters screen.

“Loss” means any loss, damage, cost and expense suffered by the claimant due to the loss, destruction or damage of any property (including the property of the claimant) or from any damage to the environment or from the death or injury of any person (including the claimant).

“Maintenance Works” means checking, maintenance, repair and alteration work to the Terminal as per Clause 5.1.

“OT1” and “OT2” means all permanent existing and planned oil tanker berths at Oil Tanker Terminal 1 and Oil Tanker Terminal 2 within the Port of Fujairah, along with the installations related thereto.

“Party” and “Parties” means the Customer and the Operator individually and collectively as the context may require.

“Port Regulations” means any rules, regulations, ordinances, procedures, directives, requirements, policies, standards or information of any kind, whether currently in force or introduced from time to time, produced by the POF in connection with POF and with which users of POF are required to comply, including the Port Guidelines, the Port Ordinance 1982, and the Top Side Rules, as may be amended from time to time.

“Reasonable and Prudent Operator’’ means a person seeking in good faith to perform its contractual obligations and in so doing and in the general conduct of its undertaking exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator complying with the Port Regulations and all Applicable Laws and engaged in the same type of undertaking under the same or similar circumstances and conditions as contemplated by this Agreement.

“Rules” has the meaning given to it in Clause 30.1.

“Security Trustee” has the meaning given to it in Clause 16.3.

“Standards of a Reasonable and Prudent Operator” means the standards, practices, methods and procedures expected from a Reasonable and Prudent Operator.

’‘Termination Sum” means an amount equal to the aggregate amount that would have become due in respect of the Rental and Handling Charge (fixed at the higher of the Floor Price or the latest Market Price) under this Agreement until the date on which this Agreement would have expired in accordance with its terms.

“Vessel” means any boat, ship or tanker delivering Product to the Terminal via the OT1, OT2 or any future jetties or any single buoy mooring system.

1.2	Interpretation

Words importing the singular only also include the plural and vice versa where the context requires; words and expressions importing the masculine gender include the feminine; reference to person includes any public body and any body of persons incorporate or unincorporate.

1.3	Headings

Clause headings shall be deemed not to be part of the Agreement and shall not be taken into account in the interpretation thereof.

1.4	Prevalence

The provisions of the Key Commercial Terms and the Clauses of the GTCs are to be read as mutually explanatory one of another, but in case of conflict, discrepancy in or divergence between the provisions of the Key Commercial Terms and the Clauses of this Agreement, the provisions of the Key Commercial Terms shall prevail.

2.	APPLICABILITY OF GTCS

All Services shall be provided and carried out pursuant to this Agreement, unless otherwise agreed in writing by the Parties.

3.	PRODUCTS

3.1	Description

For each cargo of Product to be delivered to the Terminal, the Customer shall, when required by the Operator in accordance with the Operator’s normal operating procedures, furnish to the Operator a correct and full written description of the Products as may be reasonably requested by the Operator and shall include: their nature, type, quality, composition, temperature, weight, volume. value, source, origin, hazard classification, their pressure and in addition thereto all physical/chemical properties including but not restricted to: boiling point, flash point, vapour pressure, toxicity, melting point, coagulation point, viscosity, degradableness in water, stability, corrosiveness, acidity, static loading, smell level, MAC/PEL value and all particulars, knowledge of which is material to the Operator for the provision of the Services or alternatively, which is of such nature that the Agreement would not have been entered into or not on the same conditions, if the Operator had had knowledge of those particulars. Such description shall be provided by the Customer in the form specified by the Operator.

3.2	Additional Documents

The Customer agrees to execute in its name, pay for, and furnish to the Operator timely before the receipt of the Products all information, documents, permits, approvals and other materials and data (“Additional Documents”) which may be required by any Applicable Law including statutes, ordinances, rules. or regulations of any public authority relating to the description. receipt, storing, handling (loading/unloading), blending, shipping, or disposal of the Products or their waste or waste products, to or from the Terminal, together with detailed written instructions as to their use and disposition.

3.3	Notification

The Customer shall as soon as practically possible notify the Operator in writing of new data with regard to the Products falling under the Agreement that become known during the duration of the Agreement.

3.4	No Cognizance

The Operator shall not be deemed to have knowledge of the description of the Products, if the descriptions referred to in Clause 3.1 and/or the Additional Documents as per Clause3.2 are not materially complete or correct. The Operator may accept delivery of the Products notwithstanding the Operator’s knowledge of any incorrect or incomplete description of the Products and/or incorrect or incomplete Additional Documents (having notified the Customer of such), and if the Operator shall choose to take delivery of the Products for any reason whatsoever:

(a)	the Customer shall bear the risk and expense of any necessary measures carried out by the Operator in respect of the Products arising from such incorrect or incomplete description and/or such incorrect or incomplete Additional Documents and shall indemnify the Operator against all Loss arising from such measures; and

(b)	the Operator shall not be liable for any Loss arising from such taking of delivery of the Products,

save in each case to the extent such Loss arises from the gross negligence or wilful misconduct of the Operator.

3.5	Inspection of Products

(a)	The Operator is not bound to check the Products or their quality, conditions and conformity with their description and/or, as the case maybe. the completeness or correctness of the Additional Documents. Without prejudice to Clause 3.4, the Operator shall, however, be entitled, on or before taking delivery of any Products, to measure, test or examine the Products and check the Additional Documents for the purposes of inspection or verification if the Operator suspects that the contents have been incompletely or incorrectly described and/or incomplete or incorrect Additional Documents have been furnished to the Operator. The Customer shall bear the cost of the Operator’s inspection and verification.

(b)	The Customer may appoint, at its own cost and expense, an independent inspector(s), the identity of which shall be approved by the Operator, to ascertain the quality of the Prcducts at the Terminal. The decision of such inspector(s), if appointed, shall be treated and accepted by the Customer and the Operator as conclusive and shall be final and binding upon the Operator and the Customer, save in the case of fraud or manifest error, as to the quality of the Products so loaded or unloaded. If no inspector is appointed, then in such an event the qualities ascertained by the Operator shall be binding for both Parties.

3.6	Delivery of Products

(a)	Any taking of delivery of the Products by the Operator shall not constitute proof that the Products were delivered in a good and undamaged condition.

(b)	The Operator shall, as soon as possible, notify the Customer of any damage or defect of the Products and/or incompleteness or incorrectness of the description of the Products or the Additional Documents, which is apparent at the time of delivery thereof but the Customer shall not make any claim against the Operator by reason of the fact that it has not been so notified.

(c)	The Operator shall be entitled, at the expense of the Customer, to do all things necessary to prevent or reduce further deterioration in the condition of the Products and to arrange for a report to be made on the condition of the Products or, as the case may be, arrange for the correction or completeness of the Additional Documents, without being liable for any Loss arising from doing such things and the Customer shall indemnify the Operator against such Loss save where such Loss arises from the gross negligence or wilful misconduct of the Operator.

3.7	Refusal of Products

Notwithstanding other provisions of the Agreement, the Operator shall be entitled to refuse to take delivery of the Products or to carry out any Services if the acceptance of Product or carrying out of Services may in the reasonable opinion of the Operator result in:

(a)	the Products delivered purportedly as the Products do not conform with the description thereof provided by the Customer as per Clause 3.1 and/or are not furnished with complete or correct Additional Documents as per Clause 3.2;

(b)	danger or damage either to persons, goods, the Terminal or property generally;

(c)	any environmental damage; or

(d)	a violation of the Port Regulations or Applicable Laws.

3.8	[If the Products are at the Terminal and, in the reasonable opinion of the Operator, do not conform with the description thereof provided by the Customer as per Clause 3.1 and/or are not furnished with complete or correct Additional Documents as per Clause 3.2, the Operator shall be entitled to remove the Products forthwith at the risk and expense of the Customer if the carrying out of the Services may lead to a claim].Admission to Terminal

If the Operator gives its consent to admit to the Terminal the Products, whose quality deviates from the description referred to in Clause 3.1 and/or, as the case may be, the Additional Documents are incomplete or incorrect as per Clause 3.2, all the necessary extra operations, of any nature whatsoever, which are carried out in relation to those Products and all further consequences shall be for the account of the Customer.

3.9	Duties, Taxes and Charges

If the Products are or may be subject to duties, taxation or other charges by the competent authorities, the Customer shall reasonably in advance furnish to the Operator, all information and documents required by the Operator to enable the Operator to make the appropriate declarations to such authorities for such purposes or to facilitate the Operator’s dealings with such authorities. The Customer shall be liable for and shall indemnify the Operator against any Loss, penalties, taxes or duties paid or payable by the Operator in connection with the Product.

3.10	Warranty

The Customer warrants that the Products:

(a)	will cause no damage to the Storage Facilities and/or ancillary equipment of the Terminal;

(b)	will not render, after cleaning, the Storage Facilities unfit for the proper storage of water white chemicals; and

(c)	may lawfully be stored at the Terminal.

The Customer shall be responsible for all fines, penalties and damages directly resulting from the storage of the Products at the Terminal. Provided, however, the Customer shall not be responsible for such fines, penalties and damages arising from the Operator’s failure to use reasonable care in safekeeping and handling of the Products or the property of the Customer pursuant to its obligations under the Agreement or any damage caused by the gross negligence or wilful misconduct of the Operator.

3.11	Title and risk

Except to the extent inconsistent with Clause 13.3 and Clause 17.5, title and risk in relation to the Product shall remain with the Customer at all times under the terms of this Agreement.

4.	STORAGE FACILITIES

4.1	Use of Storage Facilities

The Customer shall only use the Storage Facilities for the purposes specified in the Agreement unless otherwise sublet to another customer, for which in such case the Customer will effect a mutually agreed sublease contract to be annexed to this Commercial Storage Agreement

4.2	Selection of Storage Facilities

(a)	Unless expressly provided otherwise in the Agreement, the Operator shall, at its absolute discretion, in consultation with the Customer, select the Storage Facilities suitable for receipt and storage of the Products and shall be entitled to move the Products from one part of the Storage Facilities to another from time to time with the approval of the Customer (not to be unreasonably withheld or delayed).

(b}	Subject to obtaining the consent of the Customer and other relevant customers (which consent shall not be required in the event of an emergency), the Operator may receive and store the Products at any of the Storage Facilities at the Terminal in common with Products of the same average quality and of the same grade as the Products.

(c)	The Customer shall not be entitled to claim that Products, which the Operator shall subsequently deliver to the Customer out of such common place purportedly as the Products, are not in fact the Products, which the Customer had earlier delivered to the Operator for carrying out the Services.

(d)	The Operator shall as soon as possible, notify the Customer of any movement of the Products but the Customer shall not make any claim against the Operator by reason of the fact that it has not been so notified.

4.3	Suitability of Storage Facilities

The Customer (or a third party surveyor engaged by the Customer) shall be entitled to inspect the Storage Facilities to ensure their cleanliness, suitability and good condition prior to the delivery of the Products to the Operator. The rights to inspect shall be exercised at reasonable times and with prior written notice, provided the relevant representative of the Customer (or a third party surveyor engaged by the Customer) shall comply with all on-site health and safety and other regulations. If the Customer (or a third party surveyor engaged by the Customer) shall not make such inspection or shall not have objected in writing to the cleanliness. suitability or condition of the Storage Facilities within 7 days following such inspection, the Storage Facilities shall be deemed to have been in a clean, suitable and good condition upon the delivery of the Products thereto and the Operator shall not be liable in any way whatsoever for any Loss arising out of any lack of cleanliness or the state or condition of the Storage Facilities. The decision of any third party surveyor engaged by the Customer as to the cleanliness or otherwise of the Storage Facilities shall, except in the case of fraud or manifest error, be final.

4.4	Substitute Storage Facilities

If at any time during the term of the Agreement, the Operator finds it necessary to provide substitute storage facilities to the Customer, the Operator may do so provided any additional costs involved in the transfer of Products is at the expense of the Operator and the Operator has obtained the Customer’s prior approval (not to be unreasonably withheld or delayed). Any such substitute storage facilities, while in use under this Agreement, shall be Storage Facilities referred to in this Agreement. The Operator shall compensate the Customer for the cost of any Product lost as a result of the use of such substitute Storage Facilities which is only beyond the tolerance rule of 0.5 % plus or minus and that is caused by gross negligence of the Operator.

4.5	Maximum Contents

Unless explicitly permitted otherwise in writing by the Operator. the maximum allowable weight, which may be stored in any Storage Facility shall be equivalent to the weight of the volume of water at a temperature of 4oC, with which the capacity of the Storage Facility in question can be filled. No reduction in the storage rates and charges payable as per Box 12 of the Key Commercial Terms shall be allowed on the ground that any part of such Storage Facilities shall not have been used.

5.	OPERATION AND MAINTENANCE OF STORAGE FACILITIES

5.1	Operation and Maintenance

The Operator at all times during the term of the Agreement shall operate and maintain the Terminal and related equipment provided hereunder in good and serviceable condition to the Standards of a Reasonable and Prudent Operator. Provided that the Operator promptly notifies the Customer, the Operator shall be entitled, at any time and from time to time, to carry out Maintenance Works to the Terminal or to have these carried out, and furthermore to effect alterations or to have these effected or alternatively to fit additional or special equipment to the Terminal or to have these fitted, whenever the Operator deems it necessary or prudent to do so or if the Operator is obliged to do so pursuant to Applicable Law.

5.2	Moving of Products

Subject to obtaining the Customer’s consent (which consent shall not be unreasonably withheld or delayed) and shall not be required in the event of an emergency), the Operator shall be entitled to move the Products from the Terminal to other parts of the Terminal if the Operator shall deem such movement to be necessary for the Operator to carry out such Maintenance Works and in such event the Operator shall as soon as possible notify the Customer of such movement of the Products. The Operator shall compensate the Customer for any Product lost as a result of the movement of Products.

5.3	Liability

The Customer shall not be entitled to make any claim that has either directly or indirectly arisen from Maintenance Works or from the deprivation of the use of the Terminal for any duration as a result of such Maintenance Works provided that the Operator has notified the Customer as soon as practicable after becoming aware of such works and, except in the case of an emergency, has consulted with the Customer in respect to such works. Nothing in this Clause 5.3 shall prevent the Customer bringing a claim which has arisen from the gross negligence or wilful misconduct of the Operator.

5.4	Payment during Maintenance

Subject to the provisions of this Clause 5.4, the Operator shall be entitled to payment by the Customer of all the rates and charges or other sums payable by the Customer under the Agreement in respect of the use of the Terminal even during any period that the Customer may be deprived of the use of the Terminal during such Maintenance Works.

6.	DELIVERY AND REDELIVERY

6.1	Delivery

The Products shall be deemed to have been delivered by or on behalf of the Customer to the Operator at the Terminal:

(a)	if the Products are delivered from a Vessel, immediately upon the Products passing the connecting flange of the pipeline at the Terminal connected to the manifold of the Vessel; or

(b)	if the Products are delivered through a pipeline of any other person, immediately upon the Products passing the valve placed between that pipeline and the pipeline at the Terminal.

6.2	Redelivery

The Products shall be deemed to have been re-delivered by the Operator to the Customer from the Terminal:

(a)	if the Products are re-delivered to a Vessel, immediately after the Products have passed the connecting flange of the pipeline at the Terminal connected to the manifold of the Vessel; or

(b)	if the Products are re-delivered through a pipeline of any other person, immediately after the Products have passed the valve placed between the pipeline at the Terminal and the first mentioned pipeline.

7.	DELIVERY AND REDELIVERY REQUIREMENTS

7.1	Requirements

The Operator shall receive from or re-deliver to the Customer the Products:

(a)	if so instructed by the Customer;

{b)	against the presentation of a receipt in a form approved by the Operator and duly signed and stamped by the Customer,

provided that the Customer shall have performed and observed the material terms and conditions of the Agreement and of any other agreement made between the Operator and the Customer in respect of other Products at the Terminal, up to the date of such re-delivery.

7.2	No Obligation

Prior to re-delivery of the Product by the Operator to the Customer, the Customer shall advise the Operator in writing of the person(s) authorised to take re-delivery of such Product. The Operator shall be entitled and shall endeavour but not obliged to:

(a)	demand from any person purporting to be entitled or authorised to take re-delivery of the Products, satisfactory proof of the person’s identity and of such entitlement and authority; and

{b)	satisfy itself that the signature and stamp appearing on the instructions and receipts are correct and valid as at the date of re-delivery.

The Operator may at its sole discretion accept and act or reject on any request or instruction given by any person w.ho appears or purports to be authorised by the Customer to deal with or take redelivery of the Products without being required to verify the same with the Customer, and in the event that the Operator acts in reliance on any such request or instruction, the same shall be deemed to have been made or given by the Customer. The Operator shall not be liable for any Loss arising as a result of the Operator accepting and acting on or rejecting any such request or instruction save in the case of gross negligence or wilful misconduct or fraud of the Operator.

8.	HANDLING OF VESSELS

8.1	POF

The Customer acknowledges and agrees that all Vessels must be acceptable to the Port Operator and it is the responsibility of the Customer to ensure that its nominated Vessels at all times meet and comply with the requirements of the POF, the Port Regulations, Applicable Laws and any other requirements and the Operator shall have no liability in this regard. The Customer further agrees that it shall comply with the Port Regulations and Applicable Laws and any orders or directions issued by the POF or the harbour master, including with respect to Vessel scheduling, loading, discharge and pilotage.

8.2	Order of Arrival

Subject to Clause 8.1 and except where required otherwise by the competent authorities or where deemed necessary by the Operator to facilitate other operations at the Terminal, the Operator shall take delivery of Product from, and redeliver Product to, a Vessel berthed at OT1 or OT2 on a first-come-first-served basis in accordance with the notices given to the Operator by such means and within such time as shall have been agreed between the Operator and the Customer.

8.3	Delayed Arrival

In the event of any delay caused to the Vessel or any delay, interruption or departure from the sequence of handing of the handling of the Vessel due to any cause whatsoever (including the non-availability of a berth or ancillary facilities), the Operator shall not be liable to the Customer or any other person for any Loss arising from any such delay or interruption or departure, including any claim for any demurrage or other compensation for any temporary or permanent loss of use of the Vessel.

8.4	Handling Instructions

If the loading or unloading of the Products shall be undertaken by the Operator as part of the Services, the Customer shall ensure that the Operator shall receive adequate directions in sufficient time regarding the proper manner of such loading or unloading.

8.5	Inadequate Instructions

(a)	If the Operator shall not have received any or any adequate directions as described in Clause 8.4 or shall not have received such directions within sufficient limethe Operator shall be entitled to refuse to take delivery of or to re-deliver the Products and at the risk and expense of the Customer, to remove the Vessel to any place chosen by the Operator at its absolute discretion: and

(b)	the Customer shall pay to the Operator all losses, costs and expenses (including demurrage and consequential losses) arising from such non-receipt, refusal and removal and shall be liable for any Loss arising from such failure and shall indemnify the Operator against such Loss.

8.6	Handling

The Customer shall ensure that, when the Vessel has berthed or landed alongside a delivery or re-delivery point at the Terminal designated by the Operator and the Operator has declared itself to be ready for such delivery or re-delivery, such loading from or unloading onto the Vessel (including the connection and disconnection of hoses and the taking and analysis of samples of the Products) shall commence immediately and proceed diligently on a 24-hour basis daily (including Sundays and public holidays) without interruption or delay until the completion of such loading or unloading.

8.7	Pumping Capacity

Without prejudice to the generality of Clause 8.5, the Customer shall ensure that:

(a)	the Products shall be unloaded from a Vessel at the maximum pumping capacity which is usual in the case of a vessel of a similar size and tonnage unless directed otherwise by the Operator, taking into account the receiving capacity of the Terminal and the requirements of safety; and

(b)	the Products shall unless directed otherwise by the Operator, be pumped at such temperature, pressure and condition as will not delay or impede such pumping.

If the Operator and the Customer shall differ on the question of such maximum pumping capacity, temperature, pressure or condition, Clause 30 shall apply.

8.8	Departure

The Customer shall ensure that the Vessel shall be removed from the Terminal promptly upon completion of such loading or unloading or, sooner if necessary for compliance with the requirements of the competent authorities or where deemed necessary by the Operator to facilitate other operations at the Terminal.

8.9	Failure

If:

(a)	the Products shall not be unloaded from or loaded onto the Vessel, as the case may be, at the times and the speed described in Clause 8.7 due to any reason whatsoever; or

(b)	the Vessel shall not be removed from the Terminal at the time described in Clause 8.8 due to any reason whatsoever (including the arrest or seizure of the Vessel by a third party),

and the Operator shall have requested the Customer or the master of the Vessel to increase the speed of such discharge or to remove the Vessel, as the case may be, and the Customer or the master shall fail to comply with such request due to any reason whatsoever:

(i)	the Customer shall pay to the Operator all losses, costs and expenses (including demurrage and consequential losses) arising from such failure and removal and shall be liable for any Loss arising from such failure and shall indemnify the Operator against such claims.

8.10	Not used

9.	DETERMINATION OF QUANTITIES

9.1	Vessels

Quantities loaded to or unloaded from a Vessel will be ascertained by the Operator’s automatic tank level gauging system before and after each loadingtunloading event and shall take into account quantities of Product stored in the Terminal’s pipelines. All determinations or quantities shall be in accordance with ASTM International Standards.

9.2	Surveyor

The Customer may appoint independent inspector(s), the identity of which shall be approved by the Operator, to witness the loading/unloading of the Products for delivery to, or redelivery from. the Terminal. The decision of such inspectors, if appointed, shall be treated and accepted by the Customer and the Operator as conclusive and shall be final and binding upon the Operator and the Customer, save for fraud or manifest error, as to the quantity of the Products so loaded or unloaded. If no inspector is appointed, then in such an event the quantities ascertained by the Operator shall be binding for ooth Parties.

10.	ACCESS TO TERMINAL

10.1	Authorised Access

The Operator shall grant the Customer and persons authorised in writing by the Customer, access to the Storage Facilities only for the purposes of the Agreement subject to their compliance with the requirements of the Operator and the competent authorities.

10.2	No Claim

The Operator shall not be liable for any Loss due to any cause whatsoever arising from the entry to or presence of the Customer or such authorised persons on the Terminal and the Customer shall indemnify the Operator against such Loss except for Loss which arises due to the gross negligence or wilful misconduct of the Operator.

10.3	Not used

11.	CONDITIONS OF PAYMENT

11.1	Invoicing and Payment

(a)	In Consideration to Box 13 of Commercial Storage Agreement; the Customer will pay the Operator the Rental and Handling Charges (as may be revised from time to time pursuant the terms of this Agreement) on account in advance 30 days prior to the beginning of each calendar month and on a monthly bases during the Term.

(b)	Not later than 1O days after the end of each month, the Operator shall submit to the Customer an invoice for the Fee incurred (excluding the Rental and Handling Charges) in respect of the immediately preceding month. The Customer shall pay such invoice within 10 days of its being issued.

(c)	All sums of whatever nature due from the Customer to the Operator under the Agreement shall be payable without demand and set-off, or counter claim and without deduction.

(d)	If any deduction or withholding for or on account of tax is required by the laws of any jurisdiction to be made by the Customer from any payment, the Customer shall pay to the Operator such additional amount as will (after such deduction or withholding has been made) leave the Operator with an amount equal to the payment which would have been due if no deduction or withholding for or on account of tax had been required.

11.2	Immediate Payment

Notwithstanding the period for payment stipulated In Clause 11.1:

(a)	if legal proceedings shall be commenced by any third party for the bankruptcy or liquidation or winding up of the Customer. unless the Customer can provide evidence satisfactory to the Operator that such proceedings are frivolous or vexatious and can be dismissed within 15 days;

(b)	if the Customer shall make any offer of composition to its creditors (except in the case of a voluntary reorganisation not including the insolvency of the Customer);

(c)	if any order of distress or attachment or similar order shall be made against any property of the Customer and is in respect of an amount greater than US$5,000,000 and remains undischarged for 14 days;

(d)	if the Customer shall cease to carry on the business in which it was engaged at the commencement of effect of the Agreement; or

(e)	if the Customer shall fail to perform or observe any material term or condition of the Agreement.

all sums due from the Customer to the Operator shall become immediately due and payable.

11.3	Interest

If due to any reason whatsoever (except the default of the Operator), the Customer shall not pay any sum payable to the Operator under the Agreement within 15 days after the date of the Operator’s invoice then:

(a)	the Operator shall be entitled to engage the services of any person to recover such sum from the Customer, in which event the Customer shall also be liable for all actual costs incurred by the Operator for such services (including the legal costs); and

(b)	regardless of whether or not the Operator shall have engaged the services of any person as described in Clause 11.3(a) the Customer shall in addition to all sums payable under the Agreement and the costs described in Clause 11.3(a) (if any), pay to the Operator interest on such sums and the costs at 5% above the then current LIBOR rate, which interest shall be payable on a day to day basis from the date immediately after the due date for payment to the date of actual payment of such sums, the costs and interest thereon or to the date of expiry or sooner termination of the Agreement, whichever is earlier.

11.4	Suspension

If the Customer fails to pay any amount within 10 days after the due date under this Agreement, the Operator may suspend the provision of Services under this Agreement until such non-payment is remedied. The Operator shall notify the Customer of any imminent suspension of the provision of Services, not less than 5 days prior to the date on which the Operator shall effect such suspension. Failure by the Operator to provide notification to the Customer of any suspension of the Services shall not limit, diminish or invalidate in any way the Operator’s right to suspend the provision of the Services in accordance with this Clause 11.4. During the period of suspension, the Rental and Handling Charges shall continue to be payable.

11.5	Basis

For the avoidance of doubt, it is hereby agreed and declared that:

(a)	where the Products shall be delivered or taken re-delivery of by a Vessel, such sums have been charged on the basis that the Products shall be delivered or re delivered at the flange of the pipeline which is connected to the manifold of the Vessel;

(b)	unless expressly agreed otherwise, such sums shall be payable for the whole period during which the Storage Facilities are available for the Customer’s use pursuant to the Agreement regardless of whether or not the Customer shall have actually used the same;

(c)	unless expressly agreed otherwise, such sums shall be payable on a monthly basis. Payment for a part only of a month should be on a pro rata basis; and

(d)	the Operator shall not be obliged to recover from third parties any sums which may be due from third parties to the Customer in respect of the Products.

12.	THIRD PARTY CHARGES AND SUMS ON PRODUCTS

12.1	Customer’s Liability

The Customer shall pay to the Operator the amount of any properly invoiced charges or sums due or paid to third parties (including any freight, port charges, taxes, duties, contributions, fines and any other costs) in respect of the Customer’s product and/or the provision of Services to the Customer save for any charges which are specified in the Key Commercial Terms to be borne by the Operator and shall indemnify the Operator against any Loss arising in respect of such unpaid charges and sums regardless of whether or not the Products shall then be present at the Terminal.

13.	RIGHTS OF LIEN AND RETENTION

13.1	The Operator shall have a right of lien and retention over the Products and all sums (including any insured sums collected by the Operator for the Customer), documents and valuables which the Operator shall now or hereafter hold of or on behalf of the Customer or which is now or hereafter due to the Customer, to secure the performance of all of the duties, undertakings and obligations of the Customer under the Agreement or under any other agreement made between the Operator and the Customer in respect of other Products at the Terminal.

13.2	The Operator shall exercise its rights under Clause 13.1 by delivering a notice to the Customer setting out the amount of the sums due under the Agreement and any other agreement between the Operator and the Customer in respect of other Products at the Terminal (a “Failure to Pay Notice”). The Failure to Pay Notice shall also set out a due date for payment of such sums, such date to fall at least 7 days after the date of issuance of the Failure to Pay Notice.

13.3	The Customer acknowledges and agrees that if the Customer has not paid the amounts due by the due date set out ir. the Failure to Pay Notice, then the Operator shall be entitled to make an application to any relevant court, to allow the Operator to sell a quantity of Product that will satisfy the amounts due under the Failure to Pay Notice.

14.	TRANSFER OF OWNERSHIP

The Customer may transfer title to Product stored in the Storage Facilities to any person who has contractual rights to the necessary storage capacity in the Terminal. Any such transfer of title shall be promptly notified to Operator.

15.	REPRESENTATIONS AND WARRANTIES

The Customer hereby represents and warrants to the Operator that:

(a)	it is a company duly incorporated and validly existing under the laws of the jurisdiction referred to in Box 2 of the Key Commercial Terms;

(b)	it has the power and authority required to enter into this Agreement and perform fully its obligations under this Agreement in accordance with its terms;

(c)	subject to any general principles of law, assumptions or qualifications referred to in any legal opinion required in relation to this Agreement, this Agreement is legal, valid and binding on it and is enforceable in accordance with its terms;

(d)	the execution and delivery of this Agreement and the performance of its obligations under this Agreement have been duly authorised by all the necessary corporate actions on the part of such Party; and

(e)	neither the entry into this Agreement nor the implementation of the transactions contemplated by it will result in:

(i)	a violation or breach of any provision of its statutes, by-laws or other constitutional documents;

(ii)	a breach of, or give rise to a default under, any contract or other agreement to which it is a party or by which it is bound; or

(iii)	a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court. governmental agency or regulatory authority applicable to it or any of its assets,

and in case of breach of any such representation and warranty, the Customer agrees to indemnify and keep indemnified the Operator against any such breach.

16.	TERMINATION

16.1	Early Termination by Operator

Notwithstanding the other provisions of the Agreement, the Operator may at any time after the occurrence of an Event of Default by the Customer which is continuing terminate the Agreement, by giving written notice of such termination to the Customer.

16.2	Event of Default

Each of the following is an Event of Default by the Customer:

(a)	if the Customer shall fail to observe or perform any of its material obligations under the Agreement and shall not remedy its failure to so observe or perform such material obligations within 30 days’ time after the Operator has notified the Customer of such failure;

(b)	if the Customer shall fail to pay any sum due under this Agreement and shall not remedy its failure to pay within 15 days’ time after the Operator has notified the Customer of such failure to pay;

(c)	if the Guarantor fails to pay any sum due under the Guarantee and shall not remedy its failure to pay within 15 days’ after the Operator has notified the Guarantor of such failure to pay;

(d)	if the Guarantor shall fail to observe or perform any of its material obligations under the Guarantee and shall not remedy its failure to so observe or perform such material obligations within 30 days’ time after the Operator has notified the Guarantor of such failure;

(e)	the Guarantor repudiates or otherwise indicates an intention no longer to be bound by the Guarantee;

(f)	if the Storage Facilities shall become unfit in any way for the performance of the Services;

(g)	if the Operator shall be of the reasonable opinion that the Products have become subject to changes or deteriorated or may become subject to changes or deteriorate and the Operator is of the reasonable opinion that the Customer has failed to give proper or full instructions to the Operator for the prevention or reduction of such changes or deterioration;

(h)	if the Customer or the Guarantor shall have a receiver appointed over all or any substantial part of its asset and in the case of an appointment by a creditor. such appoinbnent is not dismissed within 30 days;

(i)	if the Customer or the Guarantor shall make any composition with its creditors (except in the case of voluntary reorganisation not involving insolvency of the Customer or the Guarantor);

(j)	if the Customer or the Guarantor shall go into liquidation whether voluntary or compulsory (otherwise than for the purposes of amalgamation or reconstruction)

16.3	Early Termination by Customer

Notwithstanding the other provisions of the Agreement and the required notice periods therein, the Customer may terminate the Agreement forthwith at any time without claim or charge by the Operator, by giving notice to the Operator if any of the following has occurred and is continuing:

(a)	If the Operator shall have a receiver, bankruptcy trustee or analogous person appointed over or to administer and manage all or any substantial part of its assets and such appointment is not dismissed or withdrawn within 30 days; or

(b)	if the Operator shall make any composition with its creditors {except in the case of voluntary reorganisation not involving insolvency of the Operator); or

(c)	if the Operator shall go into liquidation whether voluntary or compulsory (otherwise than for the purpose of amalgamation or reconstruction),

provided that for as long as any amount owed to any secured Finance Party, or any agent or trustee acting on its behalf (a “Security Trustee”), by the Operator is outstanding, the Customer shall not be permitted to terminate this Agreement upon the occurrence of any of the events or circumstances specified in Clauses 16.3(a) to 16.3(c) (inclusive) and shall instead, subject to the required notice period therein. only be permitted to terminate this Agreement:

(i)	in the event or circumstance set out in Clause 16.3(a) occurs; or

(ii)	if:

(A)	a receiver with a power of sale has been appointed by any secured Finance Party or the Security Trustee;

(B)	a bankruptcy trustee has been appointed by a court in the United Arab Emirates on the application of any secured Finance Party or the Security Trustee; or

(C)	any analogous person is appointed by or on the application of any secured Finance Party or the Security Trustee,

in each case over or to administer and manage:

(D)	all or any substantial part of the Operator’s assets; or

(E)	the shares in the Operator that have been charged to the secured Finance Party. or the Security Trustee (as the case may be) by the Guarantor,

and any appointment referred to in paragraph (A), (8) or (C) is not dismissed or withdrawn within 30 days; or

(iii)	any secured Finance Party or Security Trustee (as the case may be) has been awarded a favourable judgment of a court in the United Arab Emirates substantiating the secured Finance Party’s, or Security Trustee’s (as the case may be) debt claim and enabling it to sell (X) the Operator’s business and/or assets that have been charged to the secured Finance Party, or the Security Trustee (as the case may be) by the Operator or (Y) the shares in the Operator that have been charged to the secured Finance Party, or the Security Trustee (as the case may be) by the Guarantor; or

(iv)	a court in the United Arab Emirates has issued a judgment of liquidation or otherwise auihorising (or permitting) the dissolution of the Operator following a judgment of bankruptcy, or any similar or comparable events under any new legislation applicable to the Operator.

16.4	Not used

17.	AFTER TERMINATION

17.1	Termination Payment on Early Termination by Operator

The Customer shall pay to the Operator forthwith on any termination pursuant to Clause 16.1, other than in the case of a termination pursuant to Clause 16.2(f) due to an act or omission of the Operator or Force Majeure, an amount equal to the aggregate of:

(a)	any amounts then due or payable but unpaid by the Customer under this Agreement: and

(b)	by way of agreed compensation, the Termination Sum calculated as at the date of that termination.

17.2	No liability following early termination by Customer

Without prejudice to any accrued rights up to termination, the Operator shall have no liability under this Agreement or otherwise in connection with or as a result of any termination of this Agreement pursuant to Clause 16.3 (Early Termination by Customer).

17.3	Removal of Products

The Customer shall completely remove the Products from the Storage Facilities not later than the date of expiry or the day falling 30 days after termination of the Agreement pursuant to Clause 16.

17.4	Return of Storage Facilities

If cleaning of the Storage Facilities is, in the opinion of the Operator, necessary, upon expiry or termination of the Agreement, or due to a change in the nature of the Products stored or to be stored therein, during the term hereof, or both, the Customer agrees to remove or cause to remove any Products and waste to permit cleaning in a safe and legal way and to reimburse the Operator for said cleaning, removal and disposal.

17.5	Right of Disposal

If the Customer fails to remove the Products due to any reason whatsoever upon the expiry or termination of the Agreement in accordance with Clause 17.3, the Operator shall be entitled, by notice to the Customer, to remove the Products from the Storage Facilities to any place whether in or outside the Terminal and dispose of or destroy the Products in such manner as the Operator deems fit and at the risk and expense of the Customer and by rendering any surplus to the Customer to an account as notified by the Customer.

17.6	Proceeds

If the Operator shall decide to dispose of the Products under Clause 17.5 by sale by private treaty or public auction any proceeds of the sale shall be applied by the Operator in the following manner:

(a)	firstly, in payment of all sums due from the Customer to the Operator under the Agreement or under any other agreement made between the Operator and the Customer;

(b)	secondly, in payment of the expenses of the removal and disposal and any storage of the Products in the period between such removal and disposal;

(c)	thirdly, in payment of any sums due from the Customer to the competent authorities; and

(d)	fourthly, in payment of other claims or liens of which notice has been given by third parties to the Operator,

and by rendering any surplus to the Customer to an account as notified by the Customer.

17.7	Insufficient Proceeds

If the proceeds of any sale of the Products by the Operator pursuant to Clause 17.5 shall be insufficient to satisfy in full any claim of the Operator under the Agreement and under any other agreement made between the Operator and the Customer, the Operator shall be entitled to recover the same from the Customer as a debt in any court of competent jurisdiction. Any sale of the Products by the Operator pursuant to Clause 17.5 shall be free from any encumbrances.

17.8	No Liability

The Operator shall not be liable for any claim arising from the removal, disposal, destruction and intermediate storage of the Products and the Customer shall indemnify the Operator against such claims.

18.	FORCE MAJEURE

18.1	Scope of Force Majeure

Any delays in or failure of performance by either Party shall not constitute default hereunder or give liability for any claims if and to the extent such delays in or failures of performance are, without the fault or negligence on the part of the affected Party, caused by Force Majeure. “Force Majeure” shall mean any event or circumstances, which is not within the reasonable control of the Party (acting as a Reasonable and Prudent Operator) affected by the cause and which. by the exercise of diligence, such Party (acting as a Reasonable and Prudent Operator) is unable to foresee or prevent and may include. but shall not be limited to:

(a)	war, hostilities, revolution, riots, insurrection or other civil commotion, acts of terrorism or sabotage;

(b)	nuclear explosion, radioactive. biological or chemical contamination, ionizing radiation, or the discovery of such contamination or radiation;

(c)	strikes and/or lockouts except any such action by employees or subcontractors or agents of the Party claiming Force Majeure;

(d)	any effect of the natural elements, including lightning, fire, earthquake, sandstorm, flood, storm, tsunami, cyclone, typhoon or tornado;

(e)	explosion (other than nuclear explosion or an explosion resulting from an act or war);

(f)	epidemic or plague;

(g)	inability to obtain necessary equipment or materials due to blockade, embargo or sanctions: and

(h)	any act of omission of any competent authority including any refusal to issue, withdrawal, non-renewal or non-extension of a license, permit or approval.

18.2	Notification

If either Party is prevented from or delayed in performing any of its obligations under the Agreement by Force Majeure, such Party shall immediately notify the other Party in writing of the occurrence of the circumstances constituting Force Majeure. Forthwith upon the Force Majeure ceasing to have effect, the Party relying upon it shall give written notice thereof to the other Party.

18.3	General Limitations

The affected Party shall not be entitled to suspend performance under this Agreement for any greater scope or longer duration than is required by the Force Majeure or the delay occasioned thereby. Obligations of the Parties that were required to be completely performed prior to the occurrence of Force Majeure shall not be excused as a result of such occurrence.

The Customer shall be able to claim Force Majeure only in respect of a vessel that is loading or unloading at the Terminal, or whose scheduled loading and unloading at the Terminal has been notified to the Operator.

The failure or inability of either Party to satisfy a payment obligation that has arisen under this Agreement shall not be excused by Force Majeure.

18.4	No Breach

Neither Party shall be deemed to be in breach of the Agreement or be liable to the other for any delay in performance or non-performance of its obligations under the Agreement to the extent that such delay or non-performance is due to Force Majeure, of which it has notified the other Party. The Party claiming Force Majeure shall perform and observe its obligations under the Agreement insofar as the performance and observance thereof are not prevented by Force Majeure.

To the extent that the Operator is unable to provide the Services as a result of Force Majeure affecting the Operator, the Customer shall not be obliged to pay the Rental and Handing Charges.

18.5	Use of Storage Facilities

If Force Majeure is being claimed by the Customer, and as a result of such Force Majeure, the Customer is not using the Storage Facilities, the Operator may allow the use of the Storage Facilities to other customers for so long as the Force Majeure continues.

18.6	Efforts

The Party claiming Force Majeure shall use reasonable efforts to promptly cure the effect of Force Majeure.

18.7	Termination

Where an event of Force Majeure affecting Operator or Customer extends for more than 90 consecutive days, the Operator shall have the right to terminate this Agreement by giving 30 days’ written notice to the Customer to that effect.

19.	LIABILITY

19.1	Operator’s Liability

(a)	The Customer shall indemnify and hold the Operator harmless from and against all claims, costs, losses, liabilities, injury to person and/or damage to property, caused by or resulting from:

(i)	Any negligence, misconduct, and/or any intentional wrongful acts or omissions on the part of the Customer, its employees, agents, contractors or any other persons acting under its authority (including but not limited to; any contractors transporting product to or from the terminal) in the performance of this agreement; and

(ii)	Any breach of this agreement by the Customer;

(iii)	To the extent not caused by the negligence, misconduct of the wrongful acts or omissions of the Operator, its employees. agents or contractors, any losses incurred directly as a results of the physical or chemical characteristics of the product

(b)	For the avoidance of doubt, the Operator shall not be liable to the Customer for any claims, costs. losses, damages, liabilities, injury to person and/or damage to property incurred by the Customer to the extent that such claims, losses, damages, liabilities, injury to person and/or damage to property are caused (whether directly or indirectly) by the Operator in the performance of its obligations under this agreement in accordance with its terms.

The Operator shall carry out the Services with reasonable care and to the Standards of a Reasonable and Prudent Operator. Without prejudice to the Operator’s rights under the other provisions of the Agreement, this Clause 19.1 shall not impose on the Operator any liability for claims arising from:

(c)	Force Majeure;

(d)	any delay in the delivery of the Products to the Operator;

(e)	any other cause unless it is first proven by the Customer that such claim has arisen from the gross negligence or wilful misconduct of the Operator or if it concerns claims due to injury to life, body or health.

19.2	Event of Claim

Notwithstanding anything to the contrary in this Agreement, in the event of any claim against the Operator:

(a)	the Operator shall not be liable for any forms of consequential losses (including loss or profits, indirect loss or damage or other forms of purely economic losses):

(b)	the Operator shall not be liable for any claim arising before delivery of the Products to the Operator or after re-delivery of the Products to the Customer;

(c)	the claim will be void if the Customer shall not have notified the Operator thereof within 30 days after the occurrence of the event giving rise to the claim or within 30 days after the re-delivery of the Products to the Customer. whichever is earlier; and

(d)	if the claim shall have been notified to the Operator in accordance with Clause 19.2(d), the claim shall become void if the Customer shall not commence legal proceedings in respect thereof within the period of 90 days after the date of such notice.

19.3	Compensation

If any claim shall be made against the Operator by more than one person and the Operator shall decide to pay compensation in respect of the claim, the Operator shall be entitled to apportion such compensation among such persons according to the extent of proven loss or damage suffered by each of them.

19.4	Customer’s Indemnities

The Customer shall indemnify, defend and hold harmless the Operator, its respective officers, employees and agents against:

(a)	any and all claims for Loss, damage and expense of whatever kind and nature, including all related costs and expenses, in respect of personal injury to or death of any person employed by the Customer; and

(b)	any and all claims for Loss, damage and expense of whatever kind or nature, including all related costs and expenses, brought by third parties against the Operator or its officers, employees or agents in connection with any act or omission of the Customer or its officers, employees or agents.

19.5	Operator’s indemnities

The Operator shall indemnify, defend and hold harmless the Customer, its respective officers, employees and agents against any and all claims for Loss, damage and expense of whatever kind and nature, including all related costs and expenses, in respect of personal injury to or death of any person employed by the Operator.

19.6	Indemnity Process

(a)	Each of the Operator and the Customer undertakes and agrees, when asserting its right to indemnification from the other party for the negligence or misconduct or wrongful acts or omissions of any of such other party’s contractors:

(i)	To first seek recourse against any such contractor (including, where applicable, recourse against the Owners, Insurers or P and I Clubs of the responsible barge or marine vessel);

(ii)	To use commercially reasonable efforts to obtain from such Owners, Insurer or P and I Clubs sufficient security to cover said contractors liability;

(iii)	To claim under this indemnity only if and to the extent such contractor (including, where applicable, recourse against the Owners, Insurers or P and I Clubs of the responsible barge or marine vessel) is liable and is unable within a reasonable time under the circumstances to meet and discharge its liabilities in full; and

(iv)	That it will exercise commercially reasonable efforts to assist the other in obtaining recourse and recompense from or on behalf of third parties for losses incurred.

(b)	In the event that any loss in caused· in whole or in partly by the concurrent negligence or intentional wrongful acts or omissions of the Operators, its employees, agents, contractors or any other persons acting under its authority on the one hand and the Customer its employees, agents, contractors or any other persons acting under its authority on the other hand, then this obligation to indemnify shall be comparative and each party shall indemnify the other to the extent that such party’s negligence or intentional wrongful acts or omissions were the cause of such loss.

20.	INSURANCE

20.1	Insurance and Liability

The Operator shall maintain throughout the course of the Agreement the following insurance requirements:

A)	Worker’s Compensation and Employer’s Liability insurance, as prescribed by applicable law

B)	Commercial General Liability Insurance with a maximum limit of USD per occurrence and in the aggregate per year for bodily injury, property damages, and contractual liability coverage not exceeding the legal liability

20.2	No Insurance of Products by Operator

Unless it has been explicitly agreed in writing with the Customer, the Operator shall not be obliged to insure the Products of the Customer or any other property of the Customer or any third party.

20.3	Insurance of Products by Customer

The Customer shall maintain adequate insurance for the Products of the Customer in the Terminal. The terms and conditions of such insurance shall include:

(a)	that the Operator be a co-insured in respect of such policy;

(b)	the insurers waive any rights of subrogation against the Operator; and

(c)	such other terms as the Operator shall specify.

20.4	Redelivery

In the event of the re-delivery of part of the Products, the Customer shall notify the Operator of the insurable value of the remaining part of the Products failing which the Operator may reduce the insured sum in respect of the Products in the same proportion as the Products shall have been reduced in number, weight, measurement or content.

20.5	Operator’s Assistance

If the Customer shall request the assistance of the Operator to determine the extent and value of any loss, damage or destruction of the Products, the Operator may, but shall not be obliged to, render such assistance subject to:

(a)	the Customer’s payment of the costs of such assistance (including the fee of the Operator) and

(b)	if the Operator so stipulates, the Customer’s prior payment in cash of all sums due from the Customer to the Operator under the Agreement or under any other agreement made between the Operator and the Customer.

20.6	Insurance of Protection and Indemnity Cover by Customer

The Customer shall procure and maintain (or, in the case of Vessels it has chartered, cause to be procured and maintained), in relation to its Products , activities and the activities of its Vessels at the Terminal, comprehensive protection and indemnity insurance including coverage for injury/loss of lives, full collision liability, damage to property including fixed floating objects or Port of Fujairah property, crew, cargo, pollution liability, spillage and wreck removal. towage, war risks and fines. in accordance with good industry practice in addition to any requirements imposed by the Port Regulations.

21.	CONFIDENTIALITY

21.1	Confidential Information

(a)	Subject to Clause 21.1(b), each Party agrees to and shall cause its respective agents. representatives, affiliates, employees, officers and directors, to treat and hold as confidential (and not disclose or provide access to any person), all confidential information received by it relating to the other Party, information relating to the provisions of and negotiations leading to this Agreement, and all other confidential or proprietary information with respect to the Terminal.

(b)	A Party may disclose information which would otherwise be confidential if and to the extent:

(i)	required by the rules of any stock exchange or any governmental, regulatory or supervisory body or court of competent jurisdiction to which the Party making the disclosure is subject:

(ii)	required by the law of any relevant jurisdiction;

(iii)	required by lenders in connection with debt financing arrangements for the Tenminal;

(iv)	disclosure is made to the affiliates, professional advisers, auditors and bankers of that Party;

(v)	disclosure is made to bona fide potential purchasers of shares in that Party and the professional advisers of such bona fide potential purchasers:

(vi)	the information has come into the public domain through no fault of that Party; or

(vii)	the other Party has given prior written approval to the disclosure.

(c)	This Clause 21 and such Clauses of this Agreement as are necessary to permit the enforcement of this Clause 21 shall continue to apply for two (2) years following the expiry or tenmination of this Agreement.

22.	CUMULATIVE RIGHTS AND REMEDIES

The rights and remedies given to the Parties under this Agreement shall be cumulative remedies and shall not prejudice any other rights or remedies of the Parties contained in the Agreement or at law or the right of action or other remedy of the Parties for the recovery of any sums due to it from any other Party or in respect of any antecedent breach of the Agreement by that Party.

23.	COMPLIANCE WITH STATUTES

The Parties shall comply with the provisions of all statutes affecting the Products, the Services and the Agreement (including, without limitation, those specified in Box 20 of the Key Commercial Tenms} and shall give all necessary notices and the Customer shall obtain all requisite permission, approvals and consents. The Customer shall indemnify the Operator against any fines, penalties, losses, costs or expenses incurred by the Operator in respect of any non-compliance with the provisions of such statutes save for where such fines, penalties, losses, costs or expenses were caused by the gross negligence or wilful misconduct of the Operator.

24.	NOTICES

24.1	Unless otherwise provided for herein, all notices to be given or made in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered personally or sent by prepaid mail:

In the case of the Operator to:

Brooge Petroleum and Gas Investment Company

Address: P.O. Box 50170,

Fujairah, UAE

Attention:

Mr. Nicolaas Paardenkooper

Email:

In the case of the customer to:

Name: ..

Address

Attention

and shall be deemed to have been duly given or made served as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by mail, 2 Business Days after the date of posting; and

provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made on a non-business day after 5.00 p.m. at the location of the recipient, such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next business day at the location of the recipient. Unless the contrary be proven, proof of postage or delivery shall be proof of service.

24.2	A Party may notify the other Party of a change to its name, relevant addressee, address or fax number for the purposes of Clause 24.1 provided that such notification shall only be effective:

(a)	on the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than 10 days after the date on which notice is given, the date falling 1O days after notice of any such change has been given.

25.	ASSIGNMENT

25.1	The Operator may at any time assign or otherwise transfer all or any part of its rights under this Agreement.

25.2	The Customer shall not assign or otherwise transfer all or any part of its rights under this Agreement without the prior consent of the Operator (which may be granted or withheld in its absolute discretion and may be granted subject to any conditions as the Operator deems necessary in the circumstances).

26.	CONSENT OR WAIVER

No consent or expressed or implied waiver by a Party to or of any breach of any covenant, condition or duty of the other Party shall be constructed as a consent or waiver by that Party to or of any other breach of the name or any other covenant condition or duty by that Party and shall not prejudice in any way the rights powers and remedies of that Party contained in the Agreement.

27.	SEVERABILITY

Should any part, term or provision of the Agreement be judged illegal or in conflict with any law, by a court of competent jurisdiction, the validity of the remaining portions or provisions shall not be affected thereby.

28.	APPLICABLE LAW

The Agreement and any dispute, difference, controversy or claim arising out of or relating to this Agreement including the negotiation, existence, validity, invalidity, enforceability, breach or termination thereof regardless of whether the same shall be regarded as contractual or not (a “Dispute”), shall be governed by the federal laws of the United Arab Emirates and the laws of the Emirate of Fujairah.

29.	NOTICE OF DISPUTE

Any Party intending to commence proceedings in relation to any Dispute shall give at least 10 Business Days’ prior notice in writing to the other Parties of its intention to do so, explaining the nature of the Dispute and the intended proceedings.

30.	ARBITRATION

30.1	Any Dispute shall be referred to and finally resolved by arbitration under the DIFC-LCIA Arbitration Centre Rules (the “Rules”) which (save as modified by this Clause 30) are deemed to be incorporated by reference into this Clause 30. Capitalised terms used in this Clause 30 and not otherwise defined in this Agreement have the meanings given to them in the Rules.

30.2	The seat, or legal place, of arbitration shall be the Dubai International Financial Centre, Dubai, United Arab Emirates.

30.3	The number of arbitrators shall be three. The claimant (or, if more than one claimant, the claimants jointly) shall nominate one arbitrator and the respondent (or, if more than one respondent, the respondents jointly) shall nominate one arbitrator. in each case in accordance with the Rules. The third arbitrator, who will act as chairperson of the arbitral tribunal, shall be nominated jointly by the two co-arbitrators, provided that if the third arbitrator has not been so nominated within 30 Business Days of the time-limit for service of the response, the third arbitrator shall be appointed by the LCIA Court.

30.4	The language to be used in the arbitral proceedings shall be English.

31.	THIRD PARTY RIGHTS

Save as expressly provided in this Agreement. a person, who or which is not a party to the Agreement, has no right under the Contracts (Rights of Third Parties) Act 1999 (UK) to enforce or enjoy the benefit of any term of the Agreement.

IN WITNESS WHEREOF the Parties hereto have entered into this Agreement and accepted the General Terms and Conditions on the day and year first above written.

Signed by :
Name in Block letters: [redacted]
for and on beh[redacted]
Beneathco [redacted]

In the presence of : [redacted]

Name: [redacted]
Address: [redacted]

Signed by
Nicolaas L.Paardenkooper
for and on behalf of
Brooge Petroleum and Gas Investment Company

In the presence of:

Name:
Address:

DUBLIB01/CROSSCHR/224468.1 Hogan Lovells.